SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K



                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):
                          June 10, 1997



                   CONTINENTAL AIRLINES, INC.
     (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



2929 Allen Parkway, Suite 2010, Houston, Texas            77019
  (Address of principal executive offices)             (Zip Code)


                         (713) 834-2950
      (Registrant's telephone number, including area code)

Item 5.Other Events.

On June 10, 1997 Continental Airlines, Inc. issued a press release which is filed herewith as Exhibit 99.1 and incorporated herein by reference. Such press release announces that the Company has signed a letter of intent with The Boeing Company (Boeing) to purchase 35 new widebody aircraft. This new order consists of five firm Boeing 777-200 aircraft and 30 firm Boeing 767-400ER aircraft, with options for additional 777 and 767 aircraft to be negotiated by the parties.

The following information contains forward looking statements, and certain assumptions upon which such forward looking statements are in part based. Numerous important factors, including those factors identified as Risk Factors set forth under the captions "Risk Factors Relating to the Company" and "Risk Factors Relating to the Airline Industry" in the Company's Form 10-K for the year ended December 31, 1996, which factors are filed herewith as Exhibit 99.2 and incorporated herein by reference, and the fact that the assumptions set forth below could prove incorrect, could cause actual results to differ materially from those contained in such forward looking statements.

The Company estimates that it would have achieved a 7.6% decrease in its European widebody operating cost per available seat mile
(CASM) in 1996 if it had used 767-400ER and 777-200 aircraft in lieu of DC10-30 aircraft in its European operations. The estimated decrease in European widebody CASM, from 8.18 cents per available seat mile (ASM) to 7.56 cents per ASM (in 1996 year dollars), is comprised of a 0.55 cent per ASM decrease in fuel costs, a 0.34 cents per ASM decrease in maintenance expense, a 0.28 cent per ASM decrease due to increased ASMs, and a 0.55 cent per ASM increase due to higher ownership and other costs. The associated assumptions are as follows:

         1. 8.18 cents CASM based on 1996 European DC10-30 results. 1996 European DC10-30 operating expenses were $428.6 million, and 1996 European DC10-30 ASMs were 5,242 million.

         2. DC10-30 fleet (242 seats) is replaced using a 3:1 ratio of 767-400ER aircraft to 777-200 aircraft (240 and 285 seats, respectively).

         3. 767-400ER and 777-200 ownership costs assume negotiated prices and leveraged lease financing financed at the Company's most recently completed enhanced equipment trust certificates interest rates.

         4.  Costs assume 1996 year dollars.

         5. Fuel costs assumed at 63 cents per gallon, and fuel savings are based on DC10-30 burn rates adjusted for 767-400ER and 777-200 burn rates under Company operating rules.

         6. Mature maintenance costs are assumed for new aircraft, based on Boeing data for 767-400ER and 777-200 aircraft, adjusted to reflect Company costs.

The Company anticipates raising approximately $3.1 billion in the enhanced equipment trust certificate market during the remainder of 1997 ($500 million), 1998 ($1,150 million) and 1999 ($1,450 million) to finance its scheduled Boeing aircraft deliveries (including widebody deliveries during that period which are the subject of the letter of intent), and to obtain the remainder of the financing for such deliveries during that period through lease equity and internally generated funds. The Company believes that it could currently issue enhanced equipment trust certificates at a blended interest rate of approximately 7.4%, based on June 6, 1997 treasury yields.

As of June 10, 1997, the Company has firm commitments with Boeing to take delivery of a total of 125 principally narrowbody jet aircraft during the years 1997 through 2003 with options for an additional 90 aircraft (exercisable subject to certain conditions). These aircraft will replace older, less efficient Stage 2 aircraft and allow for growth of operations. In addition, the Company has recently signed a letter of intent with Boeing to purchase 35 new widebody jet aircraft. This new order consists of five firm Boeing 777-200 aircraft and 30 firm Boeing 767-400ER aircraft, with options for additional 777 and 767 aircraft to be negotiated by the parties. The new widebody aircraft will replace Continental's fleet of DC10-10 and DC10-30 aircraft, which will be retired as the new Boeing aircraft are delivered, and will also be used to expand the airline's international and transcontinental service. Ten firm delivery 777 aircraft (including five aircraft the Company already had on order, the deliveries of which will be accelerated) will be delivered in September 1998 through May 1999, and the thirty firm 767 aircraft will be delivered in mid- 2000 through the end of 2004. In connection with this order, the Company will obtain the flexibility to substitute certain aircraft on order with Boeing and will obtain other benefits. The new order with Boeing is subject to the negotiation and execution of definitive documentation. It provides that the Company will purchase from Boeing the carrier's requirements for new jet aircraft (other than regional jets) over the next twenty years, subject to certain conditions. The Company requested a business offer from Boeing which would include the requirements commitment in order to obtain more favorable terms and flexibility.

The estimated aggregate cost of the Company's firm commitments for the 125 Boeing aircraft previously ordered and the 35 widebody aircraft included in the recent Boeing letter of intent is approximately $7 billion. The Company has completed or has third party commitments for a total of approximately $800 million in financing for its future narrowbody Boeing deliveries, and has commitments or letters of intent from various sources for backstop financing for approximately one-fourth of the anticipated acquisition cost of its future narrowbody and widebody Boeing deliveries. The Company currently plans on financing the new Boeing aircraft with enhanced equipment trust certificates or similar financing and lease equity, subject to availability and market conditions. However, further financing will be needed to satisfy the Company's capital commitments for other aircraft and aircraft-related expenditures such as spare parts, simulators and related items. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. Deliveries of new Boeing aircraft are expected to increase aircraft rental, depreciation and interest costs while generating cost savings in the areas of maintenance, fuel and pilot training.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release.

              99.2 The matters set forth under the captions "Risk Factors Relating to the Company" and "Risk Factors Relating to the Airline Industry" set forth on pages 18-24 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 are hereby incorporated herein by reference.

                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Jeffery A. Smisek
                                      Jeffery A. Smisek
                                      Executive Vice President
                                      and General Counsel


June 10, 1997

                         EXHIBIT INDEX


99.1  Press release, dated June 10, 1997.

99.2 The matters set forth under the captions "Risk Factors Relating to the Company" and "Risk Factors Relating to the Airline Industry" set forth on pages 18-24 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 are hereby incorporated herein by reference.

                                                    Exhibit 99.1


CONTINENTAL AIRLINES ANNOUNCES WIDEBODY AIRCRAFT ORDER

     HOUSTON, June 10, 1997: Continental Airlines (NYSE: CAI.B and CAI.A) announced today that it has signed a letter of intent with The Boeing Company to purchase 35 new widebody aircraft. The order consists of five firm Boeing 777-200 aircraft and 30 firm new generation Boeing 767-400ER aircraft, with options for additional 777 and 767 aircraft to be negotiated by the parties. This order is in addition to the five firm 777 aircraft which the airline already has on order with Boeing, the deliveries of which will be accelerated as part of this order.

     "Continental now has a fleet plan that makes us competitive in every market well into the next century. This latest order will reduce our total cost while providing the latest in technology and comfort to our customers," said Gordon Bethune, chairman of the board and chief executive officer of Continental Airlines.

     The new widebody aircraft will replace Continental's fleet of six DC10-10 and 31 DC10-30 aircraft, which will be retired as the new Boeing aircraft are delivered, and will also be used to expand the airline's international and transcontinental service. The ten firm delivery 777 aircraft (including the five aircraft the company already had on order) will be delivered in September 1998 through May 1999, and the thirty firm 767 aircraft will be delivered in mid- 2000 through the end of 2004.

     The new order with Boeing is subject to the negotiation and execution of definitive documentation. It provides that Continental will purchase from Boeing the carrier's requirements for new jet aircraft (other than regional jets) over the next twenty years, subject to certain conditions. Continental requested a business offer from Boeing which would include the requirements commitment in order to obtain more favorable terms and flexibility.

     In connection with this order, the company will obtain the flexibility to substitute certain aircraft on order with Boeing and will obtain other benefits. The Company anticipates funding the deliveries of its new widebody aircraft principally through the enhanced equipment trust certificate (EETC) market.

     Continental Airlines is the fifth largest airline in the U.S., offering more than 2,000 jet and Express departures daily to 129 domestic and 58 international destinations. Operating major hubs in Newark, Houston, Guam and Cleveland, Continental is strategically positioned for transcontinental travel, and offers extensive service to Latin America and Europe via its Houston and Newark gateways. Continental has been named best airline in customer satisfaction for long-haul flights (500 miles or more) for the second year in a row by Frequent Flyer magazine and J.D. Power and Associates. During 1996, Continental was named "Airline of the Year" by Air Transport World magazine and Best Elite-Level Frequent Flyer Program by Inside Flyer magazine.